Exhibit 99.4

Dear Member:

We are pleased to announce that WBSB Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of WBSB Bancorp, MHC (the depositors of Westbury Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Westbury Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Westbury Bancorp, Inc. In connection with the conversion, Westbury Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on           .  Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the Conversion will offer a number of advantages, such as an opportunity for depositors of Westbury Bank to become stockholders of Westbury Bancorp, Inc. Please remember:

•                  Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•                  There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•                  Members have a right, but not an obligation, to buy Westbury Bancorp, Inc. common stock and may do so without the payment of a commission before it is offered to the general public.

•                  Like all stock, shares of Westbury Bancorp, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully, including the section titled “Risk Factors” beginning on page     .  If you are interested in purchasing the common stock of Westbury Bancorp, Inc., your Stock Order and Certification Form and payment must be received (not postmarked) by us before 12:00 noon, Central Time, on                       .

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)       -        , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  You can also visit the Stock Information Center located at our branch office at 200 South Main Street, West Bend, Wisconsin.  The Stock Information Center will be open between        a.m. and       p.m.,                  through                    beginning                 , 2012.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Raymond F. Lipman

President, Chief Executive Officer and Chairman

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Friend:

We are pleased to announce that WBSB Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of WBSB Bancorp, MHC (the depositors of Westbury Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Westbury Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Westbury Bancorp, Inc.  In connection with the conversion, Westbury Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Westbury Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Westbury Bank’s operations and the proposed conversion and offering of Westbury Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock in the offering.  Your order must be received (not postmarked) by us by 12:00 noon, Central Time, on                     , 2012.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by 1) overnight delivery to the address listed on the top of the stock order form, 2) hand delivery to our Stock Information Center or any of our full service banking locations, or 3) by mail, using the stock order reply envelope provided.  Please do not mail stock order forms to Westbury Bank branch offices.

As a friend of Westbury Bank, you will have the opportunity to buy common stock directly from Westbury Bancorp, Inc. without paying a commission.

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)       -        , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  You can also visit the Stock Information Center located at our branch office at 200 South Main Street, West Bend, Wisconsin.  The Stock Information Center will be open between        a.m. and       p.m.,                  through                    beginning              , 2012.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Raymond F. Lipman

President, Chief Executive Officer and Chairman

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Prospective Investor:

We are pleased to announce that WBSB Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of WBSB Bancorp, MHC (the depositors of Westbury Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Westbury Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Westbury Bancorp, Inc.  In connection with the conversion, Westbury Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Westbury Bancorp, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Westbury Bank’s operations and the proposed conversion and offering of Westbury Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM:  This form is used to purchase stock in the offering.  Your order must be received (not postmarked) by us by 12:00 noon, Central Time, on                     , 2012.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by 1) overnight delivery to the address listed on the top of the stock order form, 2) hand delivery to our Stock Information Center or any of our full service banking locations, or 3) by mail, using the stock order reply envelope provided.  Please do not mail stock order forms to Westbury Bank branch offices.

We invite you and other community members to become stockholders of Westbury Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from Westbury Bancorp, Inc. without paying a commission.

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)       -        , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  You can also visit the Stock Information Center located at our branch office at 200 South Main Street, West Bend, Wisconsin.  The Stock Information Center will be open between        a.m. and       p.m.,                  through                    beginning                 , 2012.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Raymond F. Lipman

President, Chief Executive Officer and Chairman

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Westbury Bancorp, Inc.
Logo

Proposed Holding Company for

Westbury Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the WBSB Bancorp, MHC conversion and related stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL — THE CONVERSION AND REORGANIZATION

Our Board of Directors has determined that the conversion is in the best interests of WBSB Bancorp, MHC members, Westbury Bank customers and the communities we serve.

WHAT IS THE CONVERSION AND REORGANIZATION?

Under the Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the mutual holding company to stock holding company form of organization. As a result of the conversion, Westbury Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company called Westbury Bancorp, Inc.

After the conversion is completed, 100% of the common stock of Westbury Bancorp, Inc. will be owned by public stockholders, and each of WBSB Bancorp, MHC and WBSB Bancorp, Inc. (our federal mid-tier holding company) will cease to exist.

WHY IS WBSB BANCORP, MHC CONVERTING FROM THE MUTUAL HOLDING COMPANY TO THE STOCK HOLDING COMPANY FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Westbury Bank to access capital through the sale of common stock by Westbury Bancorp, Inc.  This additional capital will improve our capital position to support our risk profile during a period of economic uncertainty for the financial services industry and to assure compliance with regulatory capital requirements and additional capital levels set forth in capital plans we have submitted to our regulators.  The additional capital will also support organic loan and deposit growth, support investment in technologies to enable the expansion and enhancement of products and services we offer our customers, and help us attract, retain and incentivize qualified personnel by establishing stock-based benefit plans for management and employees.  Please refer to the section of the prospectus entitled “Reasons for the Conversion” for further details.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Westbury Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers as a result of the conversion.

WILL CUSTOMERS NOTICE ANY CHANGE IN WESTBURY BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

ALTHOUGH WE HAVE RECEIVED CONDITIONAL REGULATORY APPROVAL, THE PLAN IS ALSO SUBJECT TO DEPOSITOR APPROVAL.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION AND REORGANIZATION?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion and Reorganization. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

WHY DID I GET SEVERAL PROXY CARDS?

If you have multiple accounts with Westbury Bank, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards — please vote all of the proxy cards you receive.

PLEASE VOTE BY INTERNET OR TELEPHONE TODAY, or mail your executed proxy card(s) in the envelope provided.

HOW MANY VOTES DO I HAVE?

Depositors are entitled to one vote for each $100 on deposit. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to vote your proxy today. If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by voting in person at the special meeting or by giving notice of revocation in writing.  Attendance at the special meeting will not, of itself, revoke a proxy.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD, WHO MUST SIGN?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

ARE WESTBURY BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Westbury Bank. The conversion will allow customers of Westbury Bank an opportunity to buy common stock and become stockholders of Westbury Bancorp, Inc.

HOW MANY SHARES OF COMMON STOCK ARE BEING OFFERED AND AT WHAT PRICE?

Westbury Bancorp, Inc. is offering up to 4,025,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Westbury Bancorp, Inc. common stock in the subscription offering have been granted in the following descending order of priority.

Priority 1 - Depositors of Westbury Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2011.

Priority 2 - Westbury Bank’s tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan.

Priority 3 - Depositors of Westbury Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2012.

Priority 4 - DEPOSITORS of Westbury Bank as of                     , 2012.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct community offering, with a preference given to natural persons and trusts of natural persons residing in the Wisconsin Counties of Washington, Waukesha and Milwaukee.

Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a syndicated community offering to selected investors.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Not necessarily.  Placing an order does not guarantee that you will receive stock.  This will depend on several factors such as the total number of shares ordered in the offering by all subscribers, your level of subscription priority, and possibly your account balance at the applicable record date.  If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above.

HOW MANY SHARES MAY I ORDER?

The minimum number of shares of common stock you may order is 25 shares.  The maximum number of shares of common stock that an individual can order by himself in the subscription offering is 15,000 shares, and the maximum number of shares of common stock that an individual with an associate or group of persons acting in concert in all categories of the offering is 30,000 shares, as further discussed in the prospectus.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN.  MAY I USE THESE TO PURCHASE STOCK?

Yes.  However, the stock must be purchased in the name of the minor child.  A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK.  MAY I USE THESE TO PURCHASE STOCK?

Yes.  However, the stock must be purchased in the name of the business.  A business account does not entitle the signor to purchase stock in his or her own name.  Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of Westbury Bancorp, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 noon, Central Time,                   .   Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the stock order reply envelope provided.  Please do not mail stock order forms to Westbury Bank branch offices.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay by check or money order made payable to Westbury Bancorp, Inc.  Checks will be cashed upon receipt. We cannot accept wires or third party checks.  Westbury Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Westbury Bank. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Westbury Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Westbury Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Westbury Bank and will earn interest at Westbury Bank’s statement savings rate from the day the funds are received until the completion or termination of the offering.  At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Westbury Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY WESTBURY BANK IRA?

Yes, but not directly. To do so, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at Westbury Bank.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time and many brokers are unwilling to allow an investment of this kind using IRA funds. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.  You should contact our stock information center at least two weeks prior to the end of the offering period.

Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, Westbury Bancorp, Inc.’s Board of Directors will have the authority to declare dividends. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.  See the section of the prospectus entitled “Our Policy Regarding Dividends” for further details.

HOW WILL THE COMMON STOCK BE TRADED?

Westbury Bancorp, Inc.’s common stock is expected to trade on the Nasdaq Capital Market under the symbol “WBB.”  However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF WESTBURY BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Westbury Bank plan to purchase, in the aggregate, approximately $1.7 million worth of stock or approximately 5.6% of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion.  However, if you are purchasing through a brokerage account, your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Westbury Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)       -        , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  You can also visit the Stock Information Center located at our branch office at 200 South Main Street, West Bend, Wisconsin.  The Stock Information Center will be open between        a.m. and       p.m.,                  through                    beginning                 , 2012.  The stock information center will be closed on weekends and bank holidays.

To Members and Friends of

WBSB Bancorp, MHC and Westbury Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting WBSB Bancorp, MHC in converting from the mutual holding company to stock holding company form of organization, subject to approval by the members of WBSB Bancorp, MHC (the depositors of Westbury Bank) at a meeting to be held for that purpose.  Following the conversion, Westbury Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Westbury Bancorp, Inc.  In connection with the conversion, Westbury Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Westbury Bancorp, Inc. we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Westbury Bancorp, Inc. common stock being offered to customers of Westbury Bank and various other persons until 12:00 noon, Central Time, on                     . Please read the enclosed prospectus carefully for a complete description of the stock offering, including the section titled “Risk Factors” beginning on page     .  Westbury Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)       -        , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  You can also visit the Stock Information Center located at our branch office at 200 South Main Street, West Bend, Wisconsin.  The Stock Information Center will be open between        a.m. and       p.m.,                  through                    beginning                 , 2012.  The stock information center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY VOTE REMINDER

PLEASE VOTE TODAY!

WBSB Bancorp, MHC and Westbury Bank greatly value your opinion and support.

•                  Your vote on our Plan of Conversion and Reorganization has not yet been received.

•                  Please take a moment to cast your vote today!

•                  Vote immediately by internet or telephone using the enclosed instructions

•                  Vote by mail using the enclosed envelope.

•                  You may also drop off your signed proxy card(s) at any of our branch offices.

If you have already voted your proxy card(s), please accept our thanks and disregard this notice. For further information please call our information hotline at (877)       -

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization.

START OF OFFERING

Westbury Bank Website Message:

Plan of Conversion and Reorganization

Information

Westbury Bank is pleased to announce that materials were mailed on or about           , regarding WBSB Bancorp, MHC’s Plan of Conversion and Reorganization and the stock offering by Westbury Bancorp, Inc.  If you were a depositor as of June 30, 2011, September 30, 2012, or             , 2012, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Westbury Bank as of                      , one or more proxy cards are included in your packet. We encourage you to vote by internet or telephone today, or sign and return ALL proxy cards as promptly as possible.

Information, including a prospectus describing Westbury Bancorp, Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Central Time, on                       , at which time your order must be received (not postmarked) if you want to take part in the offering.

Depending upon the outcome of the subscription offering, our best estimate at this time for trading of Westbury Bancorp, Inc. stock on the Nasdaq Capital Market is                 . However, as described in the prospectus, it could be later. The stock is expected to trade under the symbol “WBB.”  We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (877)       -        .

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

END OF OFFERING

Westbury Bank Website Message

Stock Issuance Information

The Westbury Bancorp, Inc. stock offering closed on                       . The results of the offering are as follows:                                                                                               .

Interest and refund checks [if applicable] will be mailed to subscribers on or about                 ,          by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations are available on KBW’s website. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Westbury Bancorp, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about                         ,          on the Nasdaq Capital Market under the symbol “WBB.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in the Westbury Bancorp, Inc. mutual-to-stock conversion offering include the following:

•                 Know the Rules - By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•                  “Neither a Borrower nor a Lender Be” -  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•                 Watch Out for Opportunists - The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•                 Get the Facts from the Source - If you have any questions about the securities offering, or if you have any doubts about a transaction proposed to you by someone else, please call our stock information center at (  )      -       to determine whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Federal Reserve Board (FRB)

Guidance for Accountholders

Westbury Bancorp, Inc., the proposed holding company of Westbury Bank, is in the process of selling stock to the public, as part of its mutual-to-stock conversion. As an accountholder at Westbury Bank, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal and state regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the FRB’s Consumer Help Line at (888) 851-1920. The FRB, Westbury Bancorp, Inc. and Westbury Bank are very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in the Westbury Bancorp, Inc. mutual-to-stock conversion offering. If you have questions, please contact the stock information center at (    )      -        .